Exhibit 8.1

601 Lexington Avenue New York, NY 10022 United States	Facsimile: +1 212 446 4900
+1 212 446 4800 www.kirkland.com

April 12, 2024

Board of Directors

Ferguson Enterprises Inc.

751 Lakefront Commons

Newport News, VA 23606

Ladies and Gentlemen:

We have acted as United States tax counsel to Ferguson plc, a public company limited by shares incorporated in Jersey (“Ferguson”) and Ferguson Enterprises Inc., a newly formed Delaware corporation (“New TopCo”), in connection with the transactions contemplated by the Merger Agreement, dated as of February 29, 2024 (the “Merger Agreement”), by and among New TopCo, Ferguson (Jersey) 2 Limited, a Jersey incorporated private limited company (“Merger Sub”), and Ferguson. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Ferguson (the “Merger”), with Ferguson surviving the Merger as a direct wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist, on the terms and subject to the conditions of the Merger Agreement. The Merger and certain other matters contemplated by the Merger Agreement are described in the registration statement on Form S-4 (as amended, and together with the proxy statement/prospectus filed therewith, the “Registration Statement”) (Registration No. 333-277589) originally filed with the Securities and Exchange Commission on March 1, 2024, under the Securities Act of 1933, as amended (the “Securities Act”), by New TopCo. Pursuant to the Merger, holders of Ferguson Shares will receive shares of New TopCo Common Stock, and such Ferguson Shares will be cancelled, in a transaction treated as an exchange of Ferguson Shares for shares of New TopCo Common Stock for U.S. federal income tax purposes. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to such terms in the Registration Statement.

At your request, we are rendering our opinion regarding certain U.S. federal income tax matters. In providing our opinion, we have assumed (without any independent investigation or review thereof) that:

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Ferguson Enterprises Inc.

a. All original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Merger;

b. All factual representations, warranties and statements (i) made or agreed to by the parties to the Merger Agreement or the other agreements referenced therein (the “Agreements” and, together with the Registration Statement, the “Documents”), (ii) made by or on behalf of New TopCo, Merger Sub or Ferguson in the officer’s certificates delivered to us for purposes of this opinion, and (iii) provided in such other documents, information or materials as we have deemed necessary or appropriate for purposes of our opinion, in each case, are true, correct and complete as of the date hereof and will remain true, correct and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise;

c. The descriptions of Ferguson and New TopCo in the Registration Statement and their other public filings are true, correct and complete;

d. The description of the Merger and other transactions related to the Merger (together, the “Transactions”) in the Registration Statement is and will remain true, correct and complete, the Merger will be consummated in accordance with such description and with the Agreements, without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable corporate law as described in the Agreements;

e. The Documents represent the entire understanding of the parties with respect to the Merger and other Transactions, there are no written or oral agreements regarding the Merger and other Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; and

f. New TopCo, Merger Sub and Ferguson will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion.

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service, in each case, as in effect and existing on the date hereof. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect. Any change that is made after the date hereof, or any inaccuracy in the facts or assumptions on which we have relied, could adversely affect our opinion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our

Ferguson Enterprises Inc.

attention, or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. No opinion is expressed as to any transactions other than the Merger, or any matter other than those specifically covered by this opinion. This opinion does not address the U.S. federal income tax treatment of any shareholder subject to special rules under the Code or the Treasury Regulations.

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the U.S. Internal Revenue Service or any court, and there can be no assurance or guarantee that either will agree with our conclusions. Indeed, the U.S. Internal Revenue Service may challenge one or more of the conclusions contained herein and the U.S. Internal Revenue Service may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations,” we are of the opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and/or as an exchange within the meaning of Section 351 of the Code and (ii) the following material U.S. federal income tax consequences for U.S. Holders will result from such qualification:

•	The exchange of Ferguson Shares for shares of New TopCo Common Stock in the Merger will not result in the recognition of any gain or loss with respect to Ferguson Shares held by a U.S. Holder.

•

If a U.S. Holder has differing bases or holding periods in respect of Ferguson Shares, such U.S. Holder must determine the bases and holding periods in the shares of New TopCo Common Stock received in the Merger separately for each identifiable block (that is, stock of the same class acquired at the same time for the same price) of Ferguson Shares that such U.S. Holder exchanges.

•

The aggregate tax basis of any shares of New TopCo Common Stock a U.S. Holder receives in exchange for all of such U.S. Holder’s Ferguson Shares in the Merger will be the same as the aggregate tax basis of such U.S. Holder’s Ferguson Shares.

•

The holding period of any shares of New TopCo Common Stock that a U.S. Holder receives in the Merger will include the holding period of the Ferguson Shares that such U.S. Holder exchanged for such shares of New TopCo Common Stock.

This opinion relates solely to the specific matters set forth above, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger.

Ferguson Enterprises Inc.

This opinion is being furnished solely in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose without our prior written consent. This opinion is based on the facts and circumstances existing on the date hereof. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP